UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):                                                                                     March 6, 2008

THE L.S. STARRETT COMPANY
(Exact name of registrant as specified in its charter)

Massachusetts	1-367	04-1866480
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

121 CRESCENT STREET, ATHOL, MASSACHUSETTS	01331
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number:                                                      978-249-3551

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

□       Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
□       Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
□       Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)
□       Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 5, 2008, the Board of Directors of The L.S. Starrett Company (the "Company"), upon the recommendation of the Compensation Committee of the Board of Directors, voted to adopt a new cash bonus plan for executive officers of the Company.  The new cash bonus plan is effective for the fiscal year ending June 28, 2008.  The new plan bases awards on income before tax as a percentage of net sales from consolidated results of operations and replaces the previous cash bonus plan, which plan based awards on return on sales and return on equity.  The new plan covers the three executive officers responsible for the Company's worldwide results: Douglas A. Starrett, Stephen F. Walsh and Randall J. Hylek.  The Board of Directors administers the new plan.

Awards under the new plan will be paid once per year following the release of the Company's audited financial statements.  A minimum threshold of 4% of income before tax (IBT) as a percentage to net sales must be achieved prior to any payment to a participant under the plan.  Once the minimum 4% of IBT is achieved by the Company, the participant earns a cash bonus equal to 15% of such participant's base salary.  For IBT in excess of 4% for the fiscal year, the participant's cash bonus increases by .5% of such participant's base salary for each .1% increase in the Company's IBT.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE L.S. STARRETT COMPANY

Date: March 6, 2008	By:	/s/ Randall J. Hylek
	Name:	Randall J. Hylek
	Title:	Treasurer and Chief Financial Officer